Exhibit 23.4

CONSENT OF QUALIFIED PERSON

To: McEwen Inc. (the "Company")

Re: Quarterly Report on Form 10-Q for the Quarterly Period Ended September 30, 2026

I, Robert L. Kastelic, CPG, hereby consent to:

1.	The filing and use by the Company of the technical report summary titled "S-K 1300 Initial Assessment Technical Report Summary for the Lookout Mountain and Windfall Deposits, Eureka, Nevada, USA" with an effective date of November 9, 2026 (the "Technical Report Summary"), as Exhibit 99 to the Company’s Quarterly Report on Form 10-Q for the Quarterly Period ended September 30, 2026 (the "Form 10-Q"), and any amendments thereto.

2.	The use of my name as an expert and as a "qualified person" (as defined in Item 1300 of Regulation S-K) in connection with the Form 10-Q and any disclosure of the mineral resource, exploration results, or other technical information contained or incorporated by reference therein.

3.	The quotation or summarization of disclosures from, and the incorporation by reference of, the Technical Report Summary into the Form 10-Q.

I further confirm that I have read the disclosures in the Form 10-Q that are derived from or based upon the Technical Report Summary, and that such disclosures fairly and accurately represent the information in the Technical Report Summary for which I am responsible under Item 1302 of Regulation S-K.

Dated: November 9, 2026
/s/ Robert L. Kastelic, CPG
Robert L. Kastelic, Exploration Manager, McEwen Mining Nevada Inc.